Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aspen Insurance Holdings Limited:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-114765, 333-132476, 333-136441, 333-155008 and 333-188310) and on Form S-3 ASR (No. 333-187742) of Aspen Insurance Holdings Limited of our report dated February 22, 2017, with respect to the consolidated balance sheets of Aspen Insurance Holdings Limited as of December 31, 2016 and 2015, and the related consolidated statements of operations and other comprehensive income, changes in shareholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2016 and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Aspen Insurance Holdings Limited.

KPMG LLP
London, United Kingdom
22 February 2017